Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 18, 2018

Registration Statement Nos. 333-208514 and 333-208514-07

**PRICING DETAILS**  $1.056bln+ Ford Credit Auto Lease Trust 2018-B

Active Leads: J.P. Morgan (struc), Credit Agricole, RBC

Passive Leads: Citi, Morgan Stanley

Co-Managers: Wells Fargo, US Bank

Selling Groups: CastleOak, Mischler

CL	AMT ($MM)	WAL	MDY/F	P. WIN	BENCH	PRICING	%	COUPON	$
A-1	177.00	0.32	P-1/F1+	1-7	IntL+	5	2.45201%	2.45201	100.00000
A-2a	325.00	1.12	Aaa/AAA	7-19	EDSF+	16	2.949	2.93	99.99890
A-2b	50.00	1.12	Aaa/AAA	7-19	1ML+	16			100.00000
A-3	348.00	1.88	Aaa/AAA	19-27	EDSF+	26	3.216	3.19	99.99155
A-4	100.00	2.35	Aaa/AAA	27-30	IntS+	34	3.325	3.30	99.99510
B	56.19	2.52	Aa1/AA	30-31	IntS+	53	3.525	3.49	99.97747

Expected Settle:	09/21/18	Registration:	SEC Registered
First Pay Date:	10/15/18	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, Fitch	Min Denoms:	$1k x $1k
Ticker:	FORDL 2018-B	Pxing Speed:	100% PPC to Maturity
Expected Pricing:	PRICED	Bill & Deliver:	J.P. Morgan
ABS-15G Filing:	Tues, 09/11/18

CUSIPs	A-1:	34531LAA8	Available Information:
	A-2-A:	34531LAB6	* Preliminary Prospectus	(attached)
	A-2-B:	34531LAC4	* Ratings FWP	(attached)
	A-3:	34531LAD2	* Roadshow	(attached)
	A-4:	34531LAE0	* IntexNet/CDI (via separate message)
	B:	34531LAF7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement.  Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.